Exhibit 99.1


     Snap-on Announces 2006 Fourth-quarter and Full-year Results

            Fourth-quarter net earnings up 38.7% over prior
                     year on 16.4% sales increase

       EPS of $0.64 for the quarter compared to $0.47 last year

   Anticipates continued operating and earnings improvements in 2007


    KENOSHA, Wis.--(BUSINESS WIRE)--Jan. 31, 2007--Snap-on
Incorporated (NYSE:SNA), a leading global innovator, manufacturer and marketer of tools, diagnostics and equipment solutions for professional users, today announced fourth-quarter and full-year 2006 results.

    -- Net sales of $656.0 million in the quarter increased $92.6 million, or 16.4%, over prior year, reflecting sales increases in all segments, including $20.4 million from the November 28, 2006, acquisition of ProQuest Business Solutions (hereinafter referred to as "business solutions"). Full-year sales in 2006 of $2.5 billion increased 7.1% from prior-year levels.

    -- Operating earnings of $59.2 million in the quarter increased $15.6 million, or 35.8%, over prior year, including $4.8 million from the business solutions acquisition.

    -- Net earnings of $38.0 million in the quarter, or $0.64 per diluted share, included $2.9 million of lower income tax expense, or $0.05 per share, related to the reversal of certain foreign income tax valuation allowances. Net earnings in 2005 of $27.4 million, or $0.47 per diluted share, included $0.5 million, or $0.01 per share, of additional U.S. income tax expense related to the repatriation of foreign earnings under the American Jobs Creation Act.

    -- Full-year 2006 net earnings were $100.1 million, or $1.69 per diluted share, including a $23.4 million after tax charge ($0.40 per share) to settle franchisee litigation matters. Full-year 2005 net earnings were $92.9 million, or $1.59 per diluted share.

    "While there is still much work and opportunity ahead, we are encouraged by the progress made this year in executing our strategies to improve customer service, strengthen our brands, improve our global supply chain, and lower costs," said Jack D. Michaels, Snap-on chairman, president and chief executive officer. "Our Rapid Continuous Improvement (RCI) process, which is taking hold throughout the organization, provides us a structured approach towards these efforts. We believe the positive momentum from our supply chain and franchise improvement initiatives is resulting in improved order-fill rates and increased sales and profitability across all operating segments. I wish to thank our associates worldwide for their diligent efforts in achieving this performance."

    Snap-on Tools Group segment sales of $261.6 million in the fourth quarter of 2006 increased 12.1% (up 11.0% excluding currency impacts) compared to $233.3 million in 2005, with sales in North America up 11.7% year over year. Snap-on believes the $28.3 million sales increase largely reflects the progress being made in its efforts to improve both the franchise system and order-fill rates through the global supply chain. Sales in the company's international franchise operations increased 14.0% year over year, primarily due to growth in the United Kingdom and Australia, and currency translation.

    Operating earnings of $15.2 million for the fourth quarter of 2006 include $2.2 million of higher spending to support strategic supply chain and franchise improvement initiatives, $2.1 million of costs related to the expected mid-2007 closure of a U.S. hand tool facility, and a $4.1 million charge related to LIFO inventories. Operating earnings in the fourth quarter of 2005 of $20.6 million included a $7.7 million benefit related to LIFO inventories.

    Commercial & Industrial Group operating earnings of $32.2 million in the fourth quarter of 2006 were up 40.6% year over year, while segment sales of $317.8 million were up 14.2% year over year (up 10.1% excluding currency impacts), largely due to improved worldwide sales of equipment products, increased sales of professional tools in Europe, higher sales of power tools, and continued strong sales growth in emerging markets. Currency translation improved operating income by $1.4 million in the quarter.

    Operating earnings of $32.2 million increased $9.3 million from prior year primarily due to higher sales volume and pricing, as well as benefits from ongoing cost reduction, low cost sourcing, and rapid continuous improvement and restructuring initiatives. These increases in operating earnings were partially offset by higher restructuring costs and continued investment spending related to the expansion of distribution and manufacturing in emerging markets and lower-cost regions. As a percentage of sales, operating earnings were 10.1% in the fourth quarter of 2006 compared with 8.2% in 2005.

    Diagnostics & Information Group operating earnings were $21.3 million on segment sales of $144.7 million in the fourth quarter of 2006 compared with $12.1 million of operating earnings on $100.7 million of segment sales a year ago. Sales in the fourth quarter increased $44.0 million year over year, reflecting higher sales in equipment solutions, incremental sales from the fourth-quarter acquisition of business solutions, and higher sales of information products from Mitchell1(TM). The business solutions acquisition, which closed on November 28, 2006, and which is included in fourth-quarter results for approximately five weeks, contributed $20.4 million of sales and $4.8 million of operating earnings to Snap-on's fourth-quarter 2006 results.

    Operating earnings of $21.3 million increased $9.2 million from prior year driven primarily by the higher sales, including sales from the business solutions acquisition, and benefits from improved productivity and cost reduction initiatives, partially offset by increased spending to support strategic growth initiatives. As a percentage of sales, operating earnings were 14.7% in the quarter, as compared with 12.0% in 2005.

    "The business solutions acquisition, with its ability to consolidate and transform complex manufacturer data from disparate sources into cohesive, integrated and highly customized systems, was an important strategic addition for the company," said Michaels. "By integrating our complementary capabilities, we believe Snap-on will be uniquely positioned to add value for global OEMs and enhance the productivity and profitability of their dealerships."

    Financial Services operating earnings were $5.0 million on $14.8 million of revenue in the fourth quarter of 2006 compared with $2.8 million of operating earnings on $10.2 million of revenue a year ago. The increase in operating earnings primarily reflects the impacts of reduced loan losses and higher effective yields.

    Corporate general expenses of $14.5 million in the fourth quarter of 2006 were down slightly from $14.8 million in 2005, as benefits from cost reduction and rapid continuous improvement initiatives were partially offset by increased expenses related to stock-based and performance-based incentive compensation.

    "We are pleased with the substantial progress made in 2006 in implementing our strategic initiatives," said Michaels. "The focus on emerging markets, new products and our Rapid Continuous Improvement program, combined with the progress being made to further enhance value and service to Snap-on's franchisees and customers, supports our continued optimism and confidence that these initiatives, together with the opportunities afforded by the business solutions acquisition, position Snap-on for sustained growth and value creation."

    Outlook

    Snap-on anticipates operating and earnings improvements in 2007. Snap-on will continue implementing its strategic and rapid continuous improvement initiatives in 2007, including its focus on product innovation, strengthening the franchise proposition, enhancing customer service, improving manufacturing and process effectiveness, lowering administrative costs, and pursuing growth initiatives.

    Snap-on expects to incur approximately $26 million to $30 million of restructuring costs in 2007, up from $22 million in 2006, as part of its ongoing efforts to lower its cost structure and improve process effectiveness. Snap-on anticipates 2007 capital expenditures to be in a range of $50 million to $60 million, and depreciation and amortization expense, including higher levels of intangible amortization from the business solutions acquisition, to be in a range of $70 million to $75 million. As a result of higher debt levels from the business solutions acquisition, Snap-on anticipates incurring approximately $18 million to $20 million of higher year-over-year interest expense in 2007. Snap-on believes its 2007 effective tax rate will approximate 34.5%.

    Conference Call and Webcast February 1, 2007, at 9:00 a.m.

    A discussion of this release will be webcast on February 1, 2007, at 9:00 a.m. Central, and a replay will be available for at least 10 days following the call. To access the webcast, visit www.snapon.com, click on Snap-on Corporate and then click on the link for the webcast. Additional detail about Snap-on is also available on the Snap-on Web site.

    About Snap-on

    Snap-on Incorporated is a leading global innovator, manufacturer and marketer of tools, diagnostics and equipment solutions for professional users. Product lines include hand and power tools, tool storage, diagnostics software, information and management systems, shop equipment and other solutions for vehicle manufacturers, dealerships and repair centers, as well as customers in industry, government, agriculture and construction. Products are sold through its franchisees, company-direct sales and distributor channels, as well as over the Internet. Founded in 1920, Snap-on is a $2.5 billion, S&P 500 company headquartered in Kenosha, Wisconsin.

    Forward-looking Statements

    Statements in this news release that are not historical facts, including statements (i) that include the words "expects," "plans," "targets," "estimates," "believes," "anticipates," or similar words that reference Snap-on or its management; (ii) specifically identified as forward-looking; or (iii) describing Snap-on's or management's future outlook, plans, estimates, objectives or goals, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Snap-on cautions the reader that this news release contains statements, including earnings projections, that are forward-looking in nature and were developed by management in good faith and, accordingly, are subject to risks and uncertainties regarding Snap-on's expected results that could cause (and in some cases have caused) actual results to differ materially from those described in any such statement. The company's actual results may differ materially from those described or contemplated in the forward-looking statements. Factors that may cause the company's actual results to differ materially from those contained in the forward-looking statements include those found in the company's reports filed with the Securities and Exchange Commission, including the information under the "Safe Harbor" and "Risk Factors" headings in its Annual Report on Form 10-K filing dated February 21, 2006, and its Form 10-Q filing dated October 23, 2006, all of which are incorporated herein by reference. Snap-on disclaims any responsibility to update any forward-looking statement provided in this news release.


                         SNAP-ON INCORPORATED
                 Consolidated Statements of Earnings
             (Amounts in millions, except per share data)
                             (unaudited)


                            Three Months Ended    Twelve Months Ended
                           -------------------------------------------
                              2006       2005       2006       2005
                           ---------- ---------- ---------- ----------

Net sales                     $656.0     $563.4   $2,473.4   $2,308.6
Cost of goods sold            (371.6)    (316.2)  (1,387.5)  (1,288.7)
                           ---------- ---------- ---------- ----------
Gross profit                   284.4      247.2    1,085.9    1,019.9
                           ---------- ---------- ---------- ----------

Financial services revenue      14.8       10.2       49.0       53.6
Financial services expenses     (9.8)      (7.4)     (36.0)     (37.9)
                           ---------- ---------- ---------- ----------
Operating income from
 financial services              5.0        2.8       13.0       15.7

Operating expenses:
  Selling, general and
   administrative expenses    (230.2)    (206.4)    (896.0)    (867.6)
  Litigation settlement            -          -      (38.0)         -
                           ---------- ---------- ---------- ----------
Total operating expenses      (230.2)    (206.4)    (934.0)    (867.6)
                           ---------- ---------- ---------- ----------

Operating earnings              59.2       43.6      164.9      168.0

Interest expense                (7.0)      (4.6)     (20.6)     (21.7)
Other income (expense) -
 net                             1.2        3.9        1.6        1.7
                           ---------- ---------- ---------- ----------
Earnings before income
 taxes                          53.4       42.9      145.9      148.0

Income tax expense             (15.4)     (15.5)     (45.8)     (55.1)
                           ---------- ---------- ---------- ----------
Net earnings                   $38.0      $27.4     $100.1      $92.9
                           ========== ========== ========== ==========

Earnings per share:
  Basic                        $0.65      $0.47      $1.72      $1.61
  Diluted                      $0.64      $0.47      $1.69      $1.59

Weighted-average shares
 outstanding:
  Basic                         58.4       57.9       58.3       57.8
  Effect of dilutive
   options                       0.8        0.8        0.9        0.6
                           ---------- ---------- ---------- ----------
  Diluted                       59.2       58.7       59.2       58.4
                           ========== ========== ========== ==========


                         SNAP-ON INCORPORATED
                   Supplemental Segment Information
                        (Amounts in millions)
                             (unaudited)


                            Three Months Ended    Twelve Months Ended
                           --------------------- ---------------------
                              2006       2005       2006       2005
                           ---------- ---------- ---------- ----------

Net sales:
Snap-on Tools Group           $261.6     $233.3   $1,025.0     $994.5
Commercial and Industrial
 Group                         317.8      278.2    1,192.0    1,129.2
Diagnostics and Information
 Group                         144.7      100.7      524.5      432.7
                           ---------- ---------- ---------- ----------
Segment net sales              724.1      612.2    2,741.5    2,556.4
Intersegment eliminations      (68.1)     (48.8)    (268.1)    (247.8)
                           ---------- ---------- ---------- ----------
Total net sales               $656.0     $563.4   $2,473.4   $2,308.6

Financial services revenue      14.8       10.2       49.0       53.6
                           ---------- ---------- ---------- ----------
Total revenues                $670.8     $573.6   $2,522.4   $2,362.2
                           ========== ========== ========== ==========

Operating earnings (loss):
Snap-on Tools Group            $15.2      $20.6      $37.6      $82.2
Commercial and Industrial
 Group                          32.2       22.9      106.2       69.6
Diagnostics and Information
 Group                          21.3       12.1       61.9       46.9
Financial Services               5.0        2.8       13.0       15.7
                           ---------- ---------- ---------- ----------
Segment operating earnings      73.7       58.4      218.7      214.4
Corporate                      (14.5)     (14.8)     (53.8)     (46.4)
                           ---------- ---------- ---------- ----------
Operating earnings             $59.2      $43.6     $164.9     $168.0

Interest expense                (7.0)      (4.6)     (20.6)     (21.7)
Other income (expense) -
 net                             1.2        3.9        1.6        1.7
                           ---------- ---------- ---------- ----------
Earnings before income
 taxes                         $53.4      $42.9     $145.9     $148.0
                           ========== ========== ========== ==========


                         SNAP-ON INCORPORATED
                Consolidated Statements of Cash Flows
                        (Amounts in millions)
                             (unaudited)


                                                Twelve Months Ended
                                             -------------------------
                                             December 30, December 31,
                                                 2006         2005
                                             ------------ ------------

Operating activities
Net earnings                                      $100.1        $92.9
Adjustments to reconcile net earnings to net
 cash provided (used) by operating
 activities:
  Depreciation                                      48.5         49.5
  Amortization of other intangibles                  3.4          2.7
  Stock-based compensation expense                  16.6            -
  Deferred income tax provision (benefit)           (7.3)        14.6
  Loss (gain) on sale of assets                      0.1         (1.1)
  Gain on mark to market for cash flow hedges          -         (0.1)
Changes in operating assets and liabilities,
 net of effects of acquisitions:
  (Increase) decrease in receivables               (19.3)        31.5
  (Increase) decrease in inventories               (22.2)        39.5
  (Increase) decrease in prepaid and other
   assets                                          (16.3)        20.2
  Increase (decrease) in accounts payable           31.8        (51.3)
  Increase (decrease) in accruals and other
   liabilities                                      68.0         22.7
                                             ------------ ------------
Net cash provided by operating activities          203.4        221.1

Investing activities
Capital expenditures                               (50.5)       (40.1)
Acquisition of businesses - net of cash
 acquired                                         (507.4)           -
Proceeds from disposal of property and
 equipment                                          11.7          8.9
Other                                                  -          0.3
                                             ------------ ------------
Net cash used in investing activities             (546.2)       (30.9)

Financing activities
Proceeds from issuance of commercial paper         314.9            -
Payment of long-term debt                              -       (100.3)
Net decrease in short-term borrowings               (8.9)        (2.5)
Purchase of treasury stock                        (109.8)       (32.1)
Proceeds from stock purchase and option plans       89.5         31.1
Cash dividends paid                                (63.6)       (57.8)
Excess tax benefits from stock-based
 compensation                                       10.9            -
                                             ------------ ------------
Net cash provided (used) by financing
 activities                                        233.0       (161.6)

Effect of exchange rate changes on cash and
 cash equivalents                                    2.8         (8.2)
                                             ------------ ------------
Increase (decrease) in cash and cash
 equivalents                                      (107.0)        20.4

Cash and cash equivalents at beginning of
 period                                            170.4        150.0
                                             ------------ ------------
Cash and cash equivalents at end of period         $63.4       $170.4
                                             ============ ============

Supplemental cash flow disclosures
Cash paid for interest                            $(17.9)      $(21.4)
Net cash paid for income taxes                     (49.8)       (30.5)


                         SNAP-ON INCORPORATED
                Consolidated Statements of Cash Flows
                        (Amounts in millions)
                             (unaudited)


                                                Three Months Ended
                                             -------------------------
                                             December 30, December 31,
                                                 2006         2005
                                             ------------ ------------

Operating activities
Net earnings                                       $38.0        $27.4
Adjustments to reconcile net earnings to net
 cash provided (used) by operating
 activities:
  Depreciation                                      13.1         12.2
  Amortization of other intangibles                  1.8          0.4
  Stock-based compensation expense                   4.9            -
  Deferred income tax provision                     10.8          4.0
  Loss on sale of assets                             0.4          0.3
  Loss on mark to market for cash flow hedges        0.2          0.3
Changes in operating assets and liabilities,
 net of effects of acquisitions:
  (Increase) decrease in receivables               (18.0)        21.5
  (Increase) decrease in inventories                (3.0)        41.9
  (Increase) decrease in prepaid and other
   assets                                          (10.9)        (7.2)
  Increase (decrease) in accounts payable            3.0            -
  Increase (decrease) in accruals and other
   liabilities                                      12.2          3.6
                                             ------------ ------------
Net cash provided by operating activities           52.5        104.4

Investing activities
Capital expenditures                               (19.0)       (12.3)
Acquisition of businesses - net of cash
 acquired                                         (507.4)           -
Proceeds from disposal of property and
 equipment                                           0.5          1.5
Other                                                  -          0.3
                                             ------------ ------------
Net cash used in investing activities             (525.9)       (10.5)

Financing activities
Proceeds from issuance of commercial paper         314.9            -
Payment of long-term debt                              -       (100.3)
Net increase (decrease) in short-term
 borrowings                                         (0.5)        16.6
Purchase of treasury stock                         (26.3)       (14.5)
Proceeds from stock purchase and option plans       15.2         11.7
Cash dividends paid                                (15.9)       (14.5)
Excess tax benefits from stock-based
 compensation                                        2.1            -
                                             ------------ ------------
Net cash provided (used) by financing
 activities                                        289.5       (101.0)

Effect of exchange rate changes on cash and
 cash equivalents                                    1.3         (0.8)
                                             ------------ ------------
Decrease in cash and cash equivalents             (182.6)        (7.9)

Cash and cash equivalents at beginning of
 period                                            246.0        178.3
                                             ------------ ------------
Cash and cash equivalents at end of period         $63.4       $170.4
                                             ============ ============

Supplemental cash flow disclosures
Cash paid for interest                             $(2.9)       $(3.8)
Net cash paid for income taxes                     (14.1)       (34.4)


                         SNAP-ON INCORPORATED
                     Consolidated Balance Sheets
                        (Amounts in millions)
                             (unaudited)


                                             December 30, December 31,
                                                 2006         2005
                                             ------------ ------------

Assets
  Cash and cash equivalents                        $63.4       $170.4
  Accounts receivable - net of allowances          559.2        485.9
  Inventories                                      323.0        283.2
  Deferred income tax benefits                      76.0         76.3
  Prepaid expenses and other assets                 91.6         57.1
                                             ------------ ------------
    Total current assets                         1,113.2      1,072.9

  Property and equipment - net                     297.1        295.5
  Deferred income tax benefits                      55.3         57.8
  Goodwill                                         776.1        398.3
  Other intangibles - net                          257.8         64.0
  Pension assets                                    14.0         20.6
  Other assets                                     141.0         99.3
                                             ------------ ------------
    Total Assets                                $2,654.5     $2,008.4
                                             ============ ============

Liabilities
  Accounts payable                                $178.8       $135.4
  Notes payable and current maturities of
   long-term debt                                   43.6         24.8
  Accrued benefits                                  41.4         35.4
  Accrued compensation                              90.4         62.2
  Franchisee deposits                               48.5         44.4
  Deferred subscription revenue                     25.3         26.6
  Income taxes                                      37.8         33.1
  Other accrued liabilities                        216.2        144.2
                                             ------------ ------------
    Total current liabilities                      682.0        506.1

  Long-term debt                                   505.6        201.7
  Deferred income taxes                             88.9         75.3
  Retiree health care benefits                      69.6         90.8
  Pension liabilities                              113.9         92.7
  Other long-term liabilities                      118.2         79.6
                                             ------------ ------------
    Total Liabilities                            1,578.2      1,046.2
                                             ------------ ------------

Shareholders' Equity
  Common stock                                      67.1         67.0
  Additional paid-in capital                       121.9        113.3
  Retained earnings                              1,180.3      1,143.8
  Accumulated other comprehensive income
   (loss)                                           21.2        (56.6)
  Grantor Stock Trust at fair market value         (19.4)      (120.3)
  Treasury stock at cost                          (294.8)      (185.0)
                                             ------------ ------------
    Total Shareholders' Equity                   1,076.3        962.2
                                             ------------ ------------
    Total Liabilities and Shareholders'
     Equity                                     $2,654.5     $2,008.4
                                             ============ ============


    CONTACT: Snap-on Incorporated
             Investors:
             Martin M. Ellen, 262-656-6462
             or
             Media:
             Richard Secor, 262-656-5561
             www.snapon.com